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                    [GEOTEK COMMUNICATIONS, INC. LETTERHEAD]






                                           November 8, 1995






Geotek Communications, Inc.
20 Craig Road
Montvale, New Jersey  07645

Gentlemen:

                  I am general counsel to Geotek Communications, Inc., a Delaware corporation (the "Company"), and have served in such capacity in connection with the preparation of the Company's registration statement on Form
S-3 (Registration No. 33-          ) (the "Registration Statement") filed with
the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to (i) the offer and sale of an aggregate of up to 6,831,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock") to holders of warrants to purchase shares of the Common Stock (the "Warrant Shares") and (ii) the sale of an aggregate of up to 621,000 shares of Common Stock by a certain shareholder of the Company (the "Resale Shares").

                  I have examined and relied upon the original, or copies certified to my satisfaction, of (i) the Amended and Restated Certificate of Incorporation (including all Certificates of Designation filed in connection therewith) and the By-Laws of the Company, as amended; (ii) the minutes and records of the corporate proceedings with respect to the issuance of the shares of Common Stock described above and (iii) such other documents as I have deemed necessary as a basis for the opinion hereinafter set forth.

                  In rendering the opinion below, I have assumed, without any independent investigation or verification of any kind, (i) the due execution, by all relevant parties, and authorization of all agreements to which the Company or any of its subsidiaries is a party; (ii) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to me as originals and (iii) the conformity to original documents and completeness of all documents submitted to me as certified, conformed or photostatic copies.

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                  Based on and subject to the foregoing and subject to the
qualifications, limitations and exceptions contained below, I am of the opinion that the aggregate of up to 6,831,000 shares constituting the Warrant Shares and encompassing the Resale Shares (a) have been duly authorized for issuance; and
(b) will be, when issued in accordance with the terms of the Warrants, validly issued, fully-paid and non-assessable.

                  The opinion expressed herein is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and United States Federal law. No opinion is expressed on any matters other than those expressly referred herein. The opinion set forth herein is as of the date of this letter and I do not render any opinion as to the effect of any matter which may occur subsequent to the date hereof.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC promulgated thereunder.

                                Very truly yours,




                                Andrew Siegel